Exhibit 2.1
INTEREST PURCHASE AND TRANSFER AGREEMENT
     THIS INTEREST PURCHASE AND TRANSFER AGREEMENT (the “Agreement”) is made and entered into this 31st day of August, 2006, by and between HORIZON SOFTWARE HOLDINGS, INC., a Georgia corporation (“Purchaser”), and INTELLIGENT SYSTEMS CORPORATION (“Seller”), a Georgia corporation.
Statement of Background
     Purchaser and Seller are Members of Horizon Software International, LLC, a Georgia limited liability company (the “Company”). Effective as of June 1, 2002, Purchaser and Seller entered into, among other agreements, the following: (a) that certain Operating Agreement of Horizon Software International, LLC dated effective as of June 1, 2002 (the “Operating Agreement”) and (b) along with the Company, that certain Restricted Share Agreement (the “Restricted Share Agreement”).
     Seller is the record and beneficial owner of 4,137,579 “Series A Preferred Shares” (as defined in the Operating Agreement) in the Company (such shares together with all rights and interests associated therewith, including without limitation all conversion rights, collectively, the “Membership Interest”). The Purchaser desires to purchase the Membership Interest from the Seller, and the Seller desires to sell the Membership Interest to the Purchaser on the terms and subject to the conditions hereinafter contained.
     The parties hereto desire to resolve all matters between them herein referred to or otherwise relating or pertaining in any manner or way, directly or indirectly, to the Purchaser as herein provided.
     Purchaser and Seller also desire to obtain the approval and consent of the Company, to the transfer and assignment described herein, subject to the terms hereof.
Statement of Agreement
     NOW THEREFORE, in consideration of the premises, the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:
     1. Sale of Membership Interest. Contemporaneously with the execution, acknowledgment, sealing and delivery of this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, conveys, assigns and transfers to Purchaser, the Membership Interest, and all of Seller’s right, title and interest in and to the Company, including all right, title, and interest in and to all Company assets, liabilities, and rights to future profits.

     2. Purchase Price and Payment.
          (a) In consideration of, and as the sole and exclusive purchase price for, the Membership Interest, Purchaser shall pay to Seller consistent with the terms of Section 2(b) hereof, the amount of FIVE MILLION SIX HUNDRED THOUSAND and NO/100th DOLLARS ($5,600,000.00) (the “Purchase Price”).
          (b) The Purchase Price shall be paid as follows:
               (i) Concurrently herewith Purchaser shall pay Seller by wire transfer an amount equal to TWO MILLION SEVEN HUNDRED FIFTY THOUSAND ($2,750,000.00) and Seller acknowledges receipt of same;
               (ii) Purchaser shall pay Seller the balance of the Purchase Price pursuant to the terms of a Promissory Note of even date herewith made by Purchaser in favor of Seller with an original principal amount of TWO MILLION EIGHT HUNDRED FIFTY THOUSAND ($2,850,000.00) (the “Note”). Purchaser’s payment of amounts due under the Note shall be secured by: (i) personal guarantees made by Robert Williamson, Teresa Williamson, Michael Williamson and Jon Williamson in favor of Seller; and (ii) an amount of Common Shares (as defined in the Operating Agreement) converted from the Membership Interest on even date herewith pursuant to the terms of that certain Security Agreement and Assignment of Limited Liability Company Interest made by Purchaser in favor of Seller (the “Pledge Agreement”).
     3. Resignations. To the extent the Seller so serves, the Seller hereby resigns as a manager, director and officer of the Company, effective upon the execution, acknowledgment, sealing and delivery of this Agreement. In addition, Seller shall deliver a Letter of Resignation executed by J. Leland Strange (“Strange”) wherein, to the extent he so serves, Strange resigns from any and all positions as a manager, director and officer of the Company.
     4. Tax Liability. The parties hereto agree and acknowledge that any tax liability associated with the Membership Interest accruing prior to the effective date hereof shall be the sole responsibility of Seller. Any tax liability associated with the Membership Interest accruing from and after the effective date hereof shall be the responsibility of Purchaser. On or before April 15, 2007, Purchaser shall cause the Company to distribute to Seller an amount equal to thirty-six percent (36%) of the net taxable income of all categories reflected on the Seller’s 2006 Form K-1 from the Company. If the net result reflected on the Seller’s 2006 Form K-1 is a loss, no amounts will be paid to Seller under this Section 4.
     5. Future Distributions. Seller, for and in consideration of the payment by Purchaser to Seller hereunder, hereby assigns, conveys and transfers to Purchaser all of its right, title and interest in and to any and all distributions associated with its ownership of the Membership Interest and hereby releases any claims or rights it may have to any distributions associated with the Membership Interest.

     6. Representations and Warranties of Seller. Seller represents and warrants to the Purchaser that:
          (a) Seller is the record and beneficial owner and has good and valid merchantable title to the Membership Interest free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, charges, restrictions and encumbrances of every nature whatsoever. Seller does not own any interest, rights, options or any other beneficial interest in the Company other than that represented by the Membership Interest.
          (b) Seller is a duly incorporated and organized Georgia corporation validly existing and in good standing under Georgia law. The Seller has the corporate power and authority to execute, acknowledge, seal and deliver this Agreement and all documents delivered pursuant to or in connection with the consummation of the transactions contemplated herein (collectively, the “Transaction Documents”), to consummate the transactions contemplated by this Agreement and all Transaction Documents and to take any and all other actions required to be taken by the Seller pursuant to the provisions of this Agreement and all the Transaction Documents. Neither the execution, acknowledgment, sealing and delivery of this Agreement or any of the Transaction Documents nor the consummation of the transactions contemplated by this Agreement shall constitute any violation of any order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller.
          (c) This Agreement and each of the Transaction Documents have been, and will be, duly executed and delivered by Seller; and this Agreement and all the Transaction Documents are valid and binding upon and fully enforceable against the Seller in accordance with their respective terms.
          (d) Seller has not incurred any liability or obligation for finders’, brokerage or agents’ fees or commissions in connection with this Agreement or the transactions contemplated hereby.
          (e) This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements by Seller contained herein not misleading. There is no fact known to Seller which is not disclosed in this Agreement which affects the accuracy of Seller’s representations and warranties contained in this Agreement.
     7. Representations and Warranties of the Purchaser.
          (a) Purchaser is a duly organized Georgia corporation, validly existing and in good standing under Georgia law. Purchaser has the corporate power and authority to execute, acknowledge, seal and deliver this Agreement and all the Transaction Documents, to consummate the transactions contemplated by this Agreement and all the Transaction Documents and to take any and all other actions required to be taken by Purchaser pursuant to the provisions of this Agreement and all of the Transaction Documents. Neither the execution, acknowledgment, sealing and delivery of this Agreement or any Transaction Documents nor the consummation of the transactions contemplated by this Agreement shall constitute any violation of any order, writ, injunction, decree, law, statute, rule or regulation applicable to Purchaser.

This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements by Purchaser contained herein not misleading.
          (b) This Agreement has been, and each Transaction Document will be, duly executed and delivered by Purchaser; and this Agreement and all Exhibits to this Agreement are valid and binding upon and fully enforceable against Purchaser in accordance with their respective terms.
          (c) The Membership Interest will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person, or to any third person, with respect to any of the Membership Interest.
     8. Attorney In Fact. Seller hereby appoints Purchaser as its attorney-in-fact for the limited purpose of executing any documents, filing and recording any documents, and taking any actions Purchaser may deem necessary to further evidence or publish the transfer of the Membership Interest.
     9. Indemnification by Seller. Seller shall defend, indemnify and hold harmless the Purchaser and its heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:
          (a) Any misrepresentation or breach by Seller of any representation or warranty contained in this Agreement.
          (b) Nonfulfillment, failure to comply or breach by Seller of or with any covenant, promise or agreement of Seller contained in this Agreement.
          (c) Any act, failure to act or omission by Seller, with respect to the Membership Interest, prior to the date hereof.
          (d) Any and all tax liabilities associated with the Membership Interest prior to the date hereof.
     10. Indemnification by Purchaser. The Purchaser shall defend, indemnify and hold harmless Seller and its heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

          (a) Any misrepresentation, omission or breach by the Purchaser of any representation or warranty contained in this Agreement.
          (b) Any nonfulfillment, failure to comply or breach by the Purchaser of or with any covenant, promise or agreement of the Purchaser contained in this Agreement.
          (c) Any act, failure to act or omission by the Purchaser, with respect to the Membership Interest, after the date hereof.
          (d) Any and all tax liabilities associated with the Membership Interest after the date hereof, except to the extent that Seller exercises its rights under the Pledge Agreement.
     11. Releases.
          (a) Except as provided in this Agreement and the Transaction Documents, the Seller does hereby remise, release, acquit and forever discharge the Purchaser, the Company, and all of the Purchaser’s employees, agents, shareholders, members, officers and directors (collectively, the “Purchaser Released Parties”) of and from all manner of actions, causes of action, suits, debts, covenants, accounts, trespasses, contracts, agreements, damages, judgments, liabilities, losses, costs, expenses and claims of any nature whatsoever, in law or equity, whether or not now or hereafter known, suspected or claimed, which the Seller ever had, now has, or which it hereafter can, shall or may have or allege against any Purchaser Released Party upon or by reason of any matter, cause or thing from the beginning of the world to the date hereof.
          (b) Except as provided in this Agreement, the Purchaser does hereby remise, release, acquit and forever discharge the Seller and all of Seller’s employees, agents, shareholders, members, officers and directors (collectively, the “Seller Released Parties”) of and from all manner of actions, causes of action, suits, debts, covenants, accounts, trespasses, contracts, agreements of damages, judgments, liabilities, losses, costs, expenses and claims of any nature whatsoever, in law or equity, whether or not now or hereafter known, suspected or claimed, which the Purchaser ever had, now has, or which it hereafter can, shall or may have or allege against any Seller Released Party Seller upon or by reason of any matter, cause or thing from the beginning of the world to the date hereof.
          (c) In consideration of the approval and consent of Company to the transfer and assignment described herein, Seller does hereby remise, release, acquit and forever discharge the Company and Company’s employees, agents, shareholders, members, officers and directors (collectively, the “Company Released Parties”), of and from all manner of actions, causes of action, suits, debts, covenants, accounts, trespasses, contracts, agreements, damages, judgments, liabilities, losses, costs, expenses and claims of any nature whatsoever, in law or equity, whether or not now or hereafter known, suspected or claimed, which the Seller ever had, now has, or which it hereafter can, shall or may have or allege against the Company Released Parties upon or by reason of any matter, cause or thing from the beginning of the world to the date hereof.
     12. Consent by Company; Release; Termination of Agreements.

          (a) By its execution below, Company hereby grants its approval and consent to the transfer and assignment described herein, subject to the terms hereof, and agrees that with respect to the Membership Interest, Purchaser may be admitted as a member of the Company upon its execution hereof.
          (b) By its execution below, Company hereby releases the Seller Released Parties from any and all claims with respect to the Company and further specifically waives any and all requirements contained in the Operating Agreement with respect to the transfer of the Membership Interest, including but not limited to the requirements of Article 13 thereof and all of the provisions in the Restricted Share Agreement and that certain Investor Rights Agreement made by and between Company and Seller effective June 1, 2002 (the “Investor Rights Agreement”).
          (c) To the extent any restrictions or other agreement between the Purchaser or Seller or Seller and Company with respect to the transfer of the Membership Interest exist, including without limitation any restrictions contained in the Restricted Share Agreement and Investor Rights Agreement, Company, Seller and Purchaser hereby waive, terminate, rescind and cancel as to one another, effective as of the date hereof, any and all such agreements, whether oral or written, and Seller, Purchaser and Company (as the case may be) shall have no further rights, duties or obligations with respect to one another thereunder.
          (d) Except for this Agreement and the Transaction Documents, to the extent any other agreements between Seller and Purchaser or Seller and Company or between Seller, Purchaser and Company exist, the Purchaser, Seller and Company hereby terminate, rescind and cancel as to one another, effective on the date hereof, any and all such agreements, whether oral or written, and Seller, Purchaser and Company shall have no further rights, duties or obligations with respect to one another thereunder.
     13. Miscellaneous Provisions.
          (a) All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection herewith) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
          (b) All covenants, provisions, agreements, representations and warranties provided by this Agreement shall survive the execution, acknowledgment, sealing and delivery of this Agreement, each Exhibit hereto and all of the transactions contemplated hereby.
          (c) This Agreement was made in the State of Georgia and shall be governed by, construed and enforced in all respects in accordance with the laws of the State of Georgia.
          (d) As provided herein and as the context requires, the masculine gender shall be deemed to include the feminine and the neuter genders and vice versa, and the singular shall be deemed to include the plural and vice versa.

          (e) This Agreement constitutes the entire agreement between the parties and there are no other commitments or agreements binding the parties other than set forth herein. This Agreement may be amended only by an instrument in writing executed by the parties hereto.
          (f) All notices or other communications required or permitted by this Agreement shall be deemed given only if in writing and mailed first class United States mail, registered or certified mail, postage prepaid, and addressed as follows:
If to the Seller, then:
Intelligent Systems Corporation
4355 Shackleford Road
Norcross, Georgia 30097
Attn: J. Leland Strange
with a copy to:

If to the Purchaser then:
Horizon Software Holdings, Inc.
5835 Highway 20
Loganville, Georgia 30052
Attn: Bob Williamson, President/CEO
with a copy to:
Andersen, Tate & Carr, P.C.
1505 Lakes Parkway, Suite 100
Lawrenceville, Georgia 30043
Attn: Eugene W. Luciani
       or to any such other address as a party to this Agreement shall notify the other parties as provided in this Section.
          (g) The captions or headings provided in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement.
          (h) Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared same, it being agreed that all parties or their agents have participated in the preparation hereof. Seller acknowledges that Andersen, Tate & Carr, P.C. has represented Purchaser with respect to the matters described herein and has provided no representation or advice of any nature whatsoever to Seller. Further, it is acknowledged that Seller has been advised and given the opportunity to seek independent legal counsel with respect to the matters described herein.
     IN WITNESS WHEREOF, the parties have executed, acknowledged, sealed and delivered this Agreement the day and year first written above.

THE SELLER:

INTELLIGENT SYSTEMS CORPORATION, a
Georgia corporation

By:	/s/ Leland Strange

J. Leland Strange, President

THE PURCHASER:

HORIZON SOFTWARE HOLDINGS, INC., a
Georgia corporation

By:	/s/ Robert Williamson

Robert Williamson, President